AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 5, 2000
                                        REGISTRATION NO. 333-
==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D. C. 20549
                               _______________

                                   FORM S-6
                               _______________

                  FOR REGISTRATION UNDER THE SECURITIES ACT
                   OF 1933 OF SECURITIES OF UNIT INVESTMENT
                       TRUSTS REGISTERED ON FORM N-8B-2
                               _______________

A.  EXACT NAME OF TRUST:

                       MUNICIPAL INVESTMENT TRUST FUND
                        INTERMEDIATE TERM SERIES 414
                             DEFINED ASSET FUNDS
                          (A UNIT INVESTMENT TRUST)

B.  NAMES OF DEPOSITORS:

              MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
                          SALOMON SMITH BARNEY INC.
                          PAINEWEBBER INCORPORATED
                          DEAN WITTER REYNOLDS INC.

C.  COMPLETE ADDRESSES OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:

MERRILL LYNCH, PIERCE, FENNER & SMITH            SALOMON SMITH BARNEY INC.
           INCORPORATED                            388 GREENWICH STREET
       DEFINED ASSET FUNDS                              23RD FLOOR
          P.O. BOX 9051                            NEW YORK, N.Y. 10013
    PRINCETON, N.J. 08543-9051

    DEAN WITTER REYNOLDS INC.                    PAINEWEBBER INCORPORATED
   TWO WORLD TRADE CENTER--                      1285 AVE. OF THE AMERICAS
          59TH FLOOR                               NEW YORK, N.Y. 10019
     NEW YORK, N.Y. 10048


D.  NAMES AND COMPLETE ADDRESSES OF AGENTS FOR SERVICE:

   TERESA KONCICK, ESQ.                              DOUGLAS LOWE, ESQ.
       P.O BOX 9051                               DEAN WITTER REYNOLDS INC.
PRINCETON, N.J. 08543-9051                         TWO WORLD TRADE CENTER--
                                                         59TH FLOOR
                                                    NEW YORK, N. Y. 10048

                                                           COPIES TO
   MICHAEL KOCHMANN          ROBERT E. HOLLEY      PIERRE DE SAINT PHALLE, ESQ.
 388 GREENWICH STREET  1285 AVENUE OF THE AMERICAS     450 LEXINGTON AVENUE
 NEW YORK, N.Y. 10013     NEW YORK, N.Y. 10019         NEW YORK, N.Y. 10017

E.  TITLE OF SECURITIES BEING REGISTERED:

 An indefinite number of Units of Beneficial Interest pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended.


F.  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

 As soon as practicable after the acquisition and deposit of the underlying securities.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
==============================================================================

                                   PART II

            ADDITIONAL INFORMATION NOT INCLUDED IN THE PROSPECTUS

   A. The following information relating to the Depositors is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement.

I. Bonding arrangements of each of the Depositors are incorporated by reference to Item A of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

II. The date of organization of each of the Depositors is set forth in Item B of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241) and is herein incorporated by reference thereto.

III. The Charter and By-Laws of each of the Depositors are incorporated herein by reference to Exhibits 1.3 through 1.12 to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

IV. Information as to Officers and Directors of the Depositors has been filed pursuant to Schedules A and D of Form BD under Rules 15b1-1 and 15b3-1 of the Securities Exchange Act of 1934 and is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement:

                                                               SEC FILE OR
                                                            IDENTIFICATION NO.
                                                            ------------------
         Merrill Lynch, Pierce, Fenner & Smith Incorporated        8-7221
         Salomon Smith Barney Inc.                                 8-8177
         PaineWebber Incorporated                                 8-16267
         Dean Witter Reynolds Inc.                                8-14172

     B. The Internal Revenue Service Employer Identification Numbers of the Sponsors and Trustee are as follows:

         Merrill Lynch, Pierce, Fenner & Smith Incorporated    13-5674085
         Salomon Smith Barney Inc.                             13-1912900
         PaineWebber Incorporated                              13-2638166
         Dean Witter Reynolds Inc.                             94-0899825
         The Bank of New York, Trustee                         13-4941102

                                UNDERTAKING

     The Sponsors undertake that they will not instruct the Trustee to accept from (i) Asset Guaranty Reinsurance Company, Municipal Bond Investors Assurance Corporation or any other insurance company affiliated with any of the Sponsors, in settlement of any claim, less than an amount sufficient to pay any principal or interest (and, in the case of a taxability redemption, premium) then due on any Security in accordance with the municipal bond guaranty insurance policy attached to such Security or
(ii) any affiliate of the Sponsors who has any obligation with respect to any Security, less than the full amount due pursuant to the obligation unless such instructions have been approved by the Securities and Exchange Commission pursuant to Rule 17d-1 under the Investment Company Act of 1940.

                        SERIES OF EQUITY INVESTOR FUND
       DESIGNATED PURSUANT TO RULE 487 UNDER THE SECURITIES ACT OF 1933

                                                                         SEC
Series Number                                                        File Number
-------------                                                        -----------
Defined Asset Funds Municipal Defined Fund ......................... 333-58397


                    CONTENTS OF REGISTRATION STATEMENT

THE REGISTRATION STATEMENT ON FORM S-6 COMPRISES THE FOLLOWING PAPERS AND
DOCUMENTS:

 The facing sheet of Form S-6.
 The Cross-Reference Sheet (incorporated by reference to the Cross-
  Reference Sheet to the Registration Statement of Defined Asset Funds Municipal Series, 1933 Act File No. 33-54565).
 The Prospectus.
 Additional Information not included in the Prospectus (Part II).

 The following exhibits:

   1.1 -- Form of Trust Indenture (incorporated by reference to Exhibit 1.1 to the Registration Statement of Municipal Defined Fund, Series 2 1933 Act File No. 333-61285).

   1.1.1 -- Form of Standard Terms and Conditions of Trust Effective October 21, 1993 (incorporated by reference to Exhibit
             1.1.1 to the Registration Statement of Municipal
             Investment Trust Fund, Multistate Series-48, Defined
             Asset Funds, 1933 Act File No. 33-50247).

   1.2 -- Form of Master Agreement Among Underwriters (incorporated by reference to Exhibit 1.2 to the Registration
             Statement of The Corporate Income Fund, One Hundred
             Ninety-Fourth Monthly Payment Series, 1933 Act File No.
             2-90925).

   2.1    -- Form of Certificate of Beneficial Interest (included in
             Exhibit 1.1.1).

  *3.1    -- Opinion of counsel as to the legality of the securities being issued including their consent to the use of their names under the headings "How the Fund Works -- Legal Opinion" in the Prospectus.

  *4.1    -- Consent of the Evaluator.

  *5.1    -- Consent of independent accountants.

   9.1 -- Information Supplement (incorporated by reference to Exhibit 9.1 to Amendment No. 1 to the Registration Statement of Municipal Investment Trust Fund, Multistate Series - 409, 1933 Act File No. 333-81777).


__________

 * To be filed with Amendment to Registration Statement.

                              DEFINED ASSET FUNDS
                        MUNICIPAL INVESTMENT TRUST FUND
                               MULTISTATE SERIES

                                   SIGNATURES

     The registrant hereby identifies the series number of Defined Asset Funds listed on page R-1 for the purposes of the representations required by Rule 487 and represents the following:

     1) That the portfolio securities deposited in the series as to which this registration statement is being filed do not differ materially in type or quality from those deposited in such previous series;

     2) That, except to the extent necessary to identify the specific portfolio securities deposited in, and to provide essential information for, the series with respect to which this registration statement is being filed, this registration statement does not contain disclosures that differ in any material respect from those contained in the registration statements for such previous series as to which the effective date was determined by the Commission or the staff; and

     3)   That it has complied with Rule 460 under the Securities Act of 1933.

   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK AND STATE OF NEW YORK ON THE 5TH DAY OF JUNE, 2000.

      Signatures appear on pages R-3, R-4, R-5 and R-6.

     A majority of the members of the Board of Directors of Merrill Lynch, Pierce, Fenner & Smith Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Salomon Smith Barney Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Executive Committee of the Board of Directors of PaineWebber Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Dean Witter Reynolds Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
   DEPOSITOR


By the following persons, who constitute a        Powers of Attorney have been
   majority of the Board of Directors of          filed under Form SE and
   Merrill Lynch, Pierce, Fenner & Smith          the following 1933 Act
   Incorporated:                                  File Number: 33-70593

       GEORGE A. SCHIEREN
       JOHN L. STEFFENS




       By JAY M. FIFE
          (As authorized signatory for
          Merrill Lynch, Pierce, Fenner & Smith Incorporated and Attorney-in-fact for the persons listed above)

SALOMON SMITH BARNEY INC.
   DEPOSITOR


By the following persons,                Powers of Attorney have
   who constitute a majority of          been filed under the
   the Board of Directors of             1933 Act File
   Salomon Smith Barney Inc.:            Numbers: 333-63033
                                         and 333-63417
       MICHAEL A. CARPENTER
       DERYCK C. MAUGHAN




       By GINA LEMON
          (As authorized signatory for
          Salomon Smith Barney Inc. and
          Attorney-in-fact for the persons listed above)

PAINEWEBBER INCORPORATED
   DEPOSITOR


By the following persons, who                Powers of Attorney have
   constitute the Board of Directors         been filed under the
   of PaineWebber Incorporated:              following 1933 Act
                                             File Number: 2-61279
       MARGO N. ALEXANDER
       TERRY L. ATKINSON
       BRIAN M. BAREFOOT
       STEVEN P. BAUM
       MICHAEL CULP
       REGINA A. DOLAN
       JOSEPH J. GRANO, JR.
       EDWARD M. KERSCHNER
       JAMES P. MacGILVRAY
       DONALD B. MARRON
       ROBERT H. SILVER
       MARK B. SUTTON

       By ROBERT E. HOLLEY
          (As authorized signatory for
          PaineWebber Incorporated and
          Attorney-in-fact for the persons listed above)

DEAN WITTER REYNOLDS INC.
   DEPOSITOR


By the following persons,                  Powers of Attorney have been
   who constitute a majority of            filed under Form SE and
   the Board of Directors of               the following 1933 Act
   Dean Witter Reynolds Inc.:              File Number: 33-17085,
                                           333-13039, 333-47553 and 333-89009
       BRUCE F. ALONSO
       RICHARD M. DeMARTINI
       RAYMOND J. DROP
       JAMES F. HIGGINS
       JOHN J. MACK
       MITCHELL M. MERIN
       STEPHEN R. MILLER
       PHILIP J. PURCELL
       JOHN H. SCHAEFER
       THOMAS C. SCHNEIDER
       ALAN A. SCHRODER
       ROBERT G. SCOTT


       By  MICHAEL D. BROWNE
          (As authorized signatory for
          Dean Witter Reynolds Inc. and
          Attorney-in-fact for the persons listed above)